Exhibit 2.3

RULES FOR THE IMPLEMENTATION OF CUMULATIVE VOTING OF

GUANGSHEN RAILWAY COMPANY LIMITED

(“IMPLEMENTATION RULES”)

(Approved by Ordinary Resolution passed by the Shareholders’ General Meeting held on June 26, 2008)

(Amended by Ordinary Resolution passed by the Shareholders’ General Meeting held on June 13, 2019)

(Note: This English translation is provided for reference only. In the event of any conflict or discrepancy between the Chinese and English versions, the Chinese version shall prevail.)

ARTICLE 1         In order to further improve the corporate governance structure and secure the complete exercise of interest by shareholders in accordance with the laws, these Implementation Rules are formulated in accordance with the Listing Rules of the Shanghai Stock Exchange (《上海證券交易所股票上市規則》), the Code of Corporate Governance for Listed Companies (《上市公司治理準則》), and Articles of Association of Guangshen Railway Company Limited (《廣深鐵路股份有限公司章程 》) (“Articles of Association”) and other relevant requirements.

ARTICLE 2          The “director” in these Implementation Rules includes independent director and non-independent director. The “supervisor” means supervisor who is elected at the shareholders’ general meeting in accordance with the applicable laws and the Articles of Association. A supervisor from the employee representatives shall be elected or removed at the meetings of employee representatives of the Company and the relevant requirements of these Implementation Rules shall not be applicable for such election or removal.

ARTICLE 3          The “cumulative voting” in these Implementation Rules means that, if two or more directors or supervisors are elected at the shareholders’ general meeting, the number of vote(s) available to an attending shareholder (including its proxy) for each share held by it is equal to the number of director or supervisor to be elected. A shareholder may cast its votes mainly on a particular candidate or it may spread its votes among a number of candidates.

ARTICLE 4           The number of director or supervisor being elected at the shareholders’ general meeting and the structure shall comply with the applicable laws and the Articles of Association.

ARTICLE 5           If two or more directors or supervisors are elected at the shareholders’ general meeting, the board of directors shall specify in the notice of shareholders’ general meeting that the cumulative voting would be adopted in such election.

ARTICLE 6           Before making a poll at the shareholders’ general meeting, the chairman of the meeting shall expressly inform the attending shareholders that the directors or supervisors are elected by way of the cumulative voting. The board of directors must prepare relevant ballot papers suitable for the cumulative voting, which contain instructions of the cumulative voting and the way of completion of ballot papers in their distinctive areas. Upon the request of attending shareholder, the secretary of the board of directors shall illustrate and explain how to conduct the cumulative voting and complete the ballot papers.

ARTICLE 7           Independent directors and non-independent directors shall be elected separately. For the election of each category of the directors, the number of votes entitled by each shareholder is equal to the total number of shares held by it multiples by the number of the directors to be elected for such category at the shareholders’ general meeting. Those votes shall only be cast on candidates of such category.

ARTICLE 8          Upon the election of each category of the directors or supervisors, each shareholder may cast all its votes on a specific candidate of such category, or it may, at its own free will, spread its votes among a number of candidates. However, the number of candidates voted by a shareholder for such category shall not exceed the total number of the directors or supervisors to be elected for such category.

When the total number of votes collectively or separately cast by a shareholder exceeds the cumulative votes held by the shareholder, the shareholder shall reconfirm the total number of votes and promptly modify that after the vote-counting personnel or the person presiding over the meeting points out the issue; otherwise, such votes shall be deemed invalid.

ARTICLE 9          When shareholders vote, the total number of votes cast for the director or supervisor candidate shall be indicated in the voting column. All shareholders have the right to cast all votes on or allocate them between any director or supervisor candidate(s) at their own free will (proxies shall vote according to the letter of authorization).

Upon the election of directors or supervisors, if a shareholder marks a “√” and fill in the total number of votes behind the name of candidates, the filled-in total number of votes shall prevail for the count of votes; if a shareholder only marks a “√” without filling in the total number of votes, it shall be deemed that the shareholder has cast all votes to the candidate or allocated all votes to the candidates in equal share.

ARTICLE 10        When the total number votes cast on or allocated to a certain or several director or supervisor candidates by a shareholder equals or is less than the cumulative votes held by the shareholder, such voting shall be valid, but the difference between the cumulative votes and the actual votes shall be deemed as abstention votes.

ARTICLE 11        Any ballot paper that is not completed, wrongly completed or illegible or unused shall be deemed as the giving up of voting rights on the part of the elector and its vote shall be deemed as invalid.

ARTICLE 12        Principles for the election of director or supervisor:

(1)	A candidate shall be elected provided that he/she acquires half of the total voting shares or more as held by the shareholders present at the shareholders’ general meeting;

(2)	However, if the number of the directors or supervisors of a particular category being elected in compliance with section (1) as set out above is more than the number of the directors or supervisors required to be elected, each director or supervisor of such category shall be ranked according to the votes cast for them. Any candidate with the largest number of votes shall be elected until the required number of the directors or supervisors are elected. If two or more candidates of such category acquires the same number of votes, then all those candidates shall be elected unless, as a result of which, the total number of the directors or supervisors of such category being elected exceeds the required number. In such circumstances, those candidates having the same number of votes are not deemed to be elected as set out above shall enter the second round of voting for such category;

(3)	if the number of the directors or supervisors of a particular category being elected in compliance with section (1) as set out above is less than the number of the directors or supervisors required to be elected, then those complying candidates shall be elected while the remaining candidates shall enter into the second round of voting for such category. In the second round of voting for all categories of the directors and supervisors, the total number of votes entitled by a shareholder shall be the cumulative number of seats to be elected for such category in the second round of election;

(4)	If the number of the directors or supervisors being elected in the second round of voting for a particular category as set out above is less than the required number but amounts to two-thirds or more of the board of directors or supervisors as required under the Articles of Association, any empty seats shall be filled in the election of the next shareholders’ general meeting. If the number of the directors or supervisors being elected is less than two-thirds of the board of directors or supervisors as required under the Articles of Association, then a shareholders’ general meeting shall be convened for the election of any empty seats of the directors or supervisors within two months following the end of this meeting.

ARTICLE 13        The terms “exceed”, “over”, “more than” or “less than” in these Implementation Rules shall not include the original number and the term “or more” shall include the original number.

ARTICLE 14        If there is any matter not contained in these Implementation Rules, the relevant requirements of the applicable laws, listing rules where the Company is listed and the Articles of Association shall be applicable.

ARTICLE 15        These Implementation Rules shall take effect upon the approval of the shareholders’ general meeting and shall be interpreted by the board of directors with authority from the shareholders’ general meeting.